Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2020 Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 31, 2019--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2019.

Portfolio results

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations, and the US business as continuing operations on the statements of operations for the applicable periods.

Gross loans outstanding in the US, which are reported as continuing operations, increased to $1.27 billion as of September 30, 2019, a 13.1% increase from the $1.13 billion of gross loans outstanding as of September 30, 2018. This is compared to a 10.0% increase for the comparable period ended September 30, 2018. Year-to-date, the gross loans outstanding in the US increased 13.0% as of September 30, 2019, compared to an increase of 12.2% for the comparable period ended September 30, 2018.

Our customer base increased by 11.8% year-over-year as of September 30, 2019, compared to 7.0% growth for the twelve months ended September 30, 2018. Year-to-date, our customer base increased 10.7% from March 31, 2019, compared to an increase of 8.3% for the same period ended September 30, 2018. During the quarter ended September 30, 2019, the number of unique borrowers in the portfolio increased by 4.8% compared to an increase of 5.5% during the quarter ended September 30, 2018.

As of September 30, 2019, we had 1,234 branches open. For branches open for both years, same store gross loans increased 11.3% in the twelve months ended September 30, 2019, compared to a 10.0% increase for the same period ended September 30, 2018. For branches open in both years, the customer base on September 30, 2019, increased 9.3% year-over-year compared to a 6.5% increase for the twelve months ended September 30, 2018. Additionally, for the branches open for both years, the average customer base per store increased by 8.3% year-over-year.

Second quarter refinance loan volume increased 12.1% over the same quarter of the prior year compared to a 2.6% increase in the second quarter of fiscal 2019 over the same quarter of the prior year. This is the largest refinance loan volume in the second quarter since fiscal 2015. Second quarter former customer loan volume increased 4.9% over the same quarter of the prior year compared to a 2.4% increase in the second quarter of fiscal 2019 over the same quarter of the prior year. Second quarter new customer loan volume increased 3.6% over the same quarter of the prior year compared to a 13.4% increase in the second quarter of fiscal 2019 over the same quarter of the prior year. Individually, the second quarter former and new customer loan volumes were the largest on Company record.

Three-month financial results

Net income from continuing operations for the second quarter of fiscal 2020 decreased $9.8 million, or 70.0%, to $4.2 million when compared to net income of $14.1 million for the same quarter of the prior year. The primary driver in the decrease of net income is a $12.6 million increase in provision for losses, when comparing the second quarter of fiscal 2020 to the second quarter of fiscal 2019. We continue to believe the significant portfolio growth, discussed above, will negatively impact the provision as long as there is significant growth in new customers, relative to the whole portfolio (more details below). We expect the earnings from investment in new customers over the last several quarters to exceed our cost of capital and be in line with long-term expectations.

Net income from continuing operations per diluted share decreased 66.0% to $0.51 in the second quarter of fiscal 2020 when compared to $1.51 for the same quarter of the prior year. Net income for the second quarter of fiscal 2020 decreased to $4.2 million from the $14.5 million reported for the same quarter of the prior year. Net income per diluted share decreased to $0.51 in the second quarter of fiscal 2020 from $1.56 in the prior year quarter.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 1,251,103 shares of its common stock on the open market at an aggregate purchase price of approximately $168.2 million during the quarter. This follows a repurchase of 141,077 shares in the first quarter of fiscal year 2020 at an aggregate purchase price of approximately $21.8 million. During the fiscal year ended March 31, 2019, the Company repurchased 665,020 shares at an aggregate cost of $74.5 million. The Company had approximately 7.2 million common shares outstanding excluding approximately 0.8 million unvested restricted shares as of September 30, 2019.

Total revenues from continuing operations for the second quarter increased to $141.6 million, an 11.4% increase from the $127.1 million reported for the same quarter of the prior year. The revenues from the 1,154 branches open throughout both quarterly periods increased by 10.5%. Interest and fee income increased 11.1%, from $113.5 million in the second quarter of fiscal 2019 to $126.1 million in the second quarter of fiscal 2020, primarily due to an increase in average earning loans. Insurance and other income increased by 13.6% to $15.5 million in the second quarter of fiscal 2020 compared to $13.6 million in the second quarter of fiscal 2019 primarily due to the increased loan volume.

Accounts that were 61 days or more past due increased to 6.4% on a recency basis at September 30, 2019, compared to 5.8% at September 30, 2018. Accounts that were 61 days or more past due on a contractual basis increased to 8.0% at September 30, 2019, compared to 7.5% at September 30, 2018. Our allowance for loan losses compared to net loans was 10.8% at September 30, 2019, compared to 9.6% at September 30, 2018. Recent portfolio acquisitions had a significant impact on delinquency as of the end of the quarter. We have included a table of both the total portfolio delinquency as well as the portfolio excluding acquired accounts that have not paid off, charged-off or refinanced as of the end of the quarter.

	September 30, 2019				September 30, 2018
	Total Portfolio	Rate	Excluding Acquired Loans	Rate	Total Portfolio	Rate
Days Past Due
30-60	$54,101,357	4.2%	$48,809,084	3.9%	$44,470,880	3.9%
61-90	$30,534,482	2.4%	$28,549,522	2.3%	$24,995,370	2.2%
91 plus	$51,155,872	4.0%	$46,000,387	3.7%	$40,612,083	3.6%
61 plus	$81,690,354	6.4%	$74,549,909	6.0%	$65,607,453	5.8%

Net charge-offs as a percentage of average net loans on an annualized basis increased from 14.4% in the second quarter of fiscal 2019 to 16.8% in the second quarter of fiscal 2020. The provision for loan losses in the second quarter of fiscal 2020 increased by $12.6 million, or 31.2%, when compared to the second quarter of fiscal 2019. Net charge-offs in the second quarter of fiscal 2020 increased $9.8 million when compared to the second quarter of fiscal 2019. There was a $0.4 million increase in the provision due to an increase during the quarter of accounts 91 days past due when comparing the second quarter of fiscal 2020 to the second quarter of fiscal 2019. The Company also recorded an additional $5.0 million of provision due to the higher front-end delinquency, which was largely driven by acquisitions as illustrated above.

The rapid growth of the portfolio during the prior two years has dramatically shifted the portfolio weighting of customers who are new to the Company. As of September 30, 2019, $456.5 million of the total loan portfolio is with customers who have been with the company less than two years, a 56.0% increase from the average of the fiscal year 2016-2018 second quarter portfolios. During that same period, the portfolio of customers with more than 2 years tenure has increased approximately 11.3% to $817.7 million. Both the growth in the less than two year tenure portfolio and the increase in weighting of that population in the portfolio mix have contributed to the increase in delinquencies and charge-offs. The tables below illustrate the changes in the portfolio as well as the relative impact on charge-offs over the last five years.

Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
9/30/2015	$311,048,514	$755,681,520	$1,066,730,033
9/30/2016	$273,902,397	$718,179,163	$992,081,560
9/30/2017	$293,153,825	$730,770,924	$1,023,924,750
9/30/2018	$360,864,115	$765,926,024	$1,126,790,139
9/30/2019	$456,526,235	$817,682,263	$1,274,208,497
Year-over-Year Change in Gross Loan Balance by Customer Tenure at Origination
Period Ended	< 2 Years	> 2 Years	Total
9/30/2015	$(20,055,362)	$ 3,274,518	$(16,780,844)
9/30/2016	$(37,146,117)	$ (37,502,357)	$(74,648,474)
9/30/2017	$19,251,429	$ 12,591,761	$31,843,190
9/30/2018	$67,710,290	$ 35,155,099	$102,865,389
9/30/2019	$95,662,119	$ 51,756,239	$147,418,358
Year-over-Year Change in Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
9/30/2015	(6.1)%	0.4%	(1.5)%
9/30/2016	(11.9)%	(5.0)%	(7.0)%
9/30/2017	7.0%	1.8%	3.2%
9/30/2018	23.1%	4.8%	10.0%
9/30/2019	26.5%	6.8%	13.1%
Portfolio Mix by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years
9/30/2015	29.2%	70.8%
9/30/2016	27.6%	72.4%
9/30/2017	28.6%	71.4%
9/30/2018	32.0%	68.0%
9/30/2019	35.8%	64.2%
Charge-off Rates by Tenure Since the Second Quarter of FY2016
Period Ended	Less Than 2 Years	More Than 2 Years	Total
9/30/2015	1.74	0.70	1.00
9/30/2016	2.16	0.86	1.22
9/30/2017	1.83	0.79	1.09
9/30/2018	1.67	0.74	1.04
9/30/2019	1.81	0.76	1.13

As illustrated above, charge-off rates for customers new to the Company are up moderately in the second quarter relative to the same period last year, but generally in line with the prior four years. For comparison, both customer groups performed similarly or better than the same period of fiscal 2018, but had a higher overall charge-off rate, due to the increased weighting of customers who are new to the Company. We continue to expect the return on these pools of customers to exceed our cost of capital and be in line with our long-term performance expectations.

General and administrative (“G&A”) expenses amounted to $78.5 million in the second quarter of fiscal 2020 compared to $64.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 51.1% during the second quarter of fiscal 2019 to 55.4% during the second quarter of fiscal 2020. G&A expenses per average open branch increased by 17.1% when comparing the two fiscal quarters, primarily due to an increase in personnel expense.

Personnel expense increased $9.7 million, or 24.3%, during the second quarter of fiscal 2020, as compared to the second quarter of fiscal 2019. Approximately $6.7 million of the increase is due to additional share-based compensation associated with the long-term incentive program and director equity awards, as previously disclosed. Salary and benefit expense increased approximately $3.4 million, or 10.5% when comparing the two quarterly periods ended September 30, 2019 and 2018, as a result of an increase in headcount. Our headcount as of September 30, 2019, increased 10.2% compared to September 30, 2018, primarily driven by acquisitions during the twelve months ended September 30, 2019. However, our accounts per employee have increased by approximately 3.0% over the same twelve months. Additionally, for branches open for both years, the number of active customers per store at the end of the second quarter increased 8.3% year-over-year.

Interest expense for the quarter ended September 30, 2019, increased by $2.2 million, or 52.2%, from the corresponding quarter of the previous year. The increase in interest expense is due to a 76.8% increase in the average debt outstanding, from $237.4 million to $419.8 million for the quarters ended September 30, 2018 and 2019, respectively. The increase due to average debt was offset by a reduction in the benchmark interest rate and interest margin on the credit facility. The Company’s debt to equity ratio increased to 1.3:1 at September 30, 2019, from 0.4:1 at September 30, 2018.

Other key return ratios for the second quarter of fiscal 2020 included a 6.0% return on average assets and a return on average equity of 10.8% (both on a trailing 12-month basis).

Six-month results

In accordance with accounting principles generally accepted in the US, we recognized a $31.3 million cumulative foreign currency translation loss in the first quarter of fiscal 2019, as a result of classifying our Mexico operations as held for sale. Due to this impairment in the prior year, net income for the six-months ended September 30, 2019, increased $19.8 million to $12.8 million compared to the $7.0 million loss reported for the same period of the prior year. This resulted in net income of $1.50 per diluted share for the six months ended September 30, 2019, compared to the net loss of $0.75 per diluted share in the prior year period.

Total revenues in the US for the first six-months of fiscal 2020 increased 12.0% to $280.0 million compared to $249.9 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 14.7% during the first six-months of fiscal 2019 to 16.6% for the first six-months of fiscal 2020.

Other matters

As previously disclosed, we retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focuses on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the U.S. Securities and Exchange Commission ("SEC") and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,234 branches in sixteen states as of September 30, 2019.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/32136. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the Tax Cuts and Jobs Act that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Revenues:
Interest and fee income	$126,091	$113,490	$249,002	$221,934
Insurance income, net and other income	15,482	13,626	31,014	27,971
Total revenues	141,573	127,116	280,016	249,905

Expenses:
Provision for loan losses	52,968	40,359	94,259	70,949
General and administrative expenses:
Personnel	49,611	39,906	102,070	80,700
Occupancy and equipment	13,554	11,901	26,911	23,710
Advertising	6,270	5,116	12,380	9,956
Amortization of intangible assets	1,258	275	2,213	539
Other	7,759	7,738	16,655	17,808
Total general and administrative expenses	78,452	64,936	160,229	132,713

Interest expense	6,328	4,158	10,731	8,383
Total expenses	137,748	109,453	265,219	212,045

Income from continuing operations before income taxes	3,825	17,663	14,797	37,860
Income taxes (benefit)	(395)	3,604	1,968	8,163
Net income from continuing operations	4,220	14,059	12,829	29,697

Discontinued operations (1)
Income from discontinued operations before impairment loss and income taxes	—	—	—	2,342
Impairment gain (loss)	—	629	—	(38,378)
Income taxes	—	150	—	627
Net income (loss) from discontinued operations	—	479	—	(36,663)

Net income (loss)	$4,220	$14,538	$12,829	$(6,966)

Net income per common share from continuing operations, diluted	$0.51	$1.51	$1.50	$3.20
Net income (loss) per common share from discontinued operations, diluted	$—	$0.05	$—	$(3.95)
Net income (loss) income per common share, diluted	$0.51	$1.56	$1.50	$(0.75)
Weighted average diluted shares outstanding	8,202	9,293	8,532	9,273

__________________________________________

(1) As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations for the applicable periods.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	September 30, 2019	March 31, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$10,225	$9,335	$5,596
Gross loans receivable	1,274,147	1,127,957	1,126,793
Less:
Unearned interest, insurance and fees	(334,327)	(290,813)	(297,699)
Allowance for loan losses	(101,469)	(81,520)	(79,310)
Loans receivable, net	838,351	755,624	749,784
Right-of-use asset	119,403	—	—
Property and equipment, net	27,076	25,424	23,816
Deferred income taxes, net	31,899	23,832	22,892
Other assets, net	16,151	18,399	20,970
Goodwill	7,262	7,034	7,034
Intangible assets, net	27,449	15,340	8,857
Total assets	$1,077,816	$854,988	$838,949

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	518,831	251,940	230,190
Income taxes payable	6,850	11,550	13,565
Lease liability	120,130	—	—
Accounts payable and accrued expenses	37,061	39,381	30,203
Total liabilities	682,872	302,871	273,958

Shareholders' equity	394,944	552,117	564,991
Total liabilities and shareholders' equity	$1,077,816	$854,988	$838,949

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (1) (unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018

Gross loans receivable	$1,274,147	$1,126,793	$1,274,147	$1,126,793
Average gross loans receivable (2)	1,253,249	1,098,797	1,212,281	1,063,148
Net loans receivable (3)	939,820	829,094	939,820	829,094
Average net loans receivable (4)	923,046	807,450	894,935	783,708

Expenses as a percentage of total revenue:
Provision for loan losses	37.4%	31.7%	33.7%	28.4%
General and administrative	55.4%	51.1%	57.2%	53.1%
Interest expense	4.5%	3.3%	3.8%	3.4%
Operating income as a % of total revenue (5)	7.2%	17.2%	9.1%	18.5%

Loan volume	729,775	647,271	1,481,923	1,319,512

Net charge-offs as percent of average net loans receivable	16.8%	14.4%	16.6%	14.7%

Return on average assets (trailing 12 months)	6.0%	6.9%	6.0%	6.9%

Return on average equity (trailing 12 months)	10.8%	11.0%	10.8%	11.0%

Branches opened or acquired (merged or closed), net	16	8	41	12

Branches open (at period end)	1,234	1,189	1,234	1,189

__________________________________________

(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations for the applicable periods.

(2)	Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(3)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(4)	Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(5)	Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800